Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-201181 on Form S-4 of our report dated February 12, 2014, relating to the consolidated financial statements and financial statement schedule of Baker Hughes Incorporated and subsidiaries, and the effectiveness of Baker Hughes Incorporated and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Baker Hughes Incorporated for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/ DELOITTE & TOUCHE LLP Houston, Texas
February 17, 2015